As filed with the Securities and Exchange Commission on March 17, 2025
Registration No. 333-282622
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SABLE OFFSHORE CORP.
(Exact name of registrant as specified in its charter)

Delaware	1311	85-3514078
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

845 Texas Avenue, Suite 2920
Houston, Texas 77002
(713) 579-6161
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory D. Patrinely
Executive Vice President and Chief Financial Officer
Sable Offshore Corp.
845 Texas Avenue, Suite 2920
Houston, Texas 77002
(713) 579-6161
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-282622)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This Post-Effective Amendment No. 1 to the Registration Statement Shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Sable Offshore Corp. (File No. 333-282622), initially filed on October 11, 2024 and declared effective by the Securities and Exchange Commission (the “SEC”) on November 1, 2024 (as amended, the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Ham, Langston & Brezina, L.L.P. with respect to its report dated March 17, 2025 relating to the financial statements of Sable Offshore Corp. contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and included in the Prospectus Supplement No. 7 dated March 17, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.
Part II-INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
23.1*	Consent of Ham, Langston & Brezina, L.L.P. (with respect to Sable Offshore Corp. consolidated financial statements).

____________
*       Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on March 17, 2025.

SABLE OFFSHORE CORP.

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ James C. Flores	Chairman and Chief Executive Officer (Principal Executive Officer)	March 17, 2025
James C. Flores

*	President	March 17, 2025
J. Caldwell Flores

/s/ Gregory D. Patrinely	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2025
Gregory D. Patrinely

*	Executive Vice President and Chief Operating Officer	March 17, 2025
Doss R. Bourgeois

*	Executive Vice President, General Counsel and Secretary	March 17, 2025
Anthony C. Duenner

*	Director	March 17, 2025
Michael E. Dillard

*	Director	March 17, 2025
Gregory P. Pipkin

*	Director	March 17, 2025
Christopher B. Sarofim

*	By:	/s/ James C. Flores
	Name:	James C. Flores
	Title:	Attorney-in-Fact